Exhibit 4(j)

              RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS OF

                       FARMSTEAD TELEPHONE GROUP, INC.

                                July 19, 2001


1.    APPROVAL OF EXTENDING THE EXPIRATION DATE OF THE CLASS
      A AND CLASS B WARRANTS (the "Warrants") TO JUNE 30, 2002

      WHEREAS, the Board of Directors, in the exercise of its business judgment after consultation with its financial advisors, believes that:

      (i) the exercise of the Warrants continues to be a viable means to raise additional capital in the future at a lower cost to the Company in comparison to other forms of capital raising activities (e.g., bank financing, new issuance's of debt or equity securities, etc.);

      (ii) the existing holders of the Warrants are more likely to exercise the Warrants, thereby providing capital to the Company, than are persons who are not presently warrant holders of the Company in the context of a new issuance;

      (iii) the Board believes the warrants will be exercised during the extended period, and that it would provide much needed capital to the Company and increase the public float of common shares; and

      (iv) the extension of the expiration date of the Warrants is in the best interests of the Company and its stockholders.

      NOW THEREFORE IT IS:

      RESOLVED, by a vote of four in favor, and one opposed (Mr. Phillips), that the expiration date of the above-referenced Warrants is hereby extended to June 30, 2002, a date which coincides with the expiration of the Company's IPO warrants; and

      RESOLVED FURTHER, that the Chairman and Secretary of the Company are directed to conduct a mailing to the Warrant Holders of Record as of July 20, 2001, notifying them of this extension; and

      RESOLVED FURTHER, that the officers of the Company be, and hereby are, severally authorized and directed, in the name and on behalf of the Company, to do or cause to be done such further acts and things and to negotiate, execute and deliver such further instruments, documents and agreements which, in the opinion of the officer or officers so acting, are necessary, desirable and expedient to effectuate the foregoing resolutions, such necessity, desirability or expediency to be conclusively evidenced by the taking of such actions or the negotiation, execution or delivery of such instruments, documents or agreements, and that all actions of the officers and directors of the Company taken with respect to the foregoing prior to the date of this meeting be, and hereby are, ratified, approved, adopted and confirmed.

2.    APPROVAL OF EXTENDING THE EXPIRATION DATE OF THE SSI
      REPRESENTATIVE WARRANTS TO JUNE 30, 2002

      WHEREAS, the SSI Representative Warrants are scheduled to expire September 16, 2001, and the Company has approved extending the expiration date of the Class A and Class B Warrants to June 30, 2002;

      WHEREAS, the Board of Directors, in the exercise of its business judgment after consultation with its financial advisors, believes that:

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      (i) the exercise of the SSI Representative Warrants continues to be a viable means to raise additional capital in the future at a lower cost to the Company in comparison to other forms of capital raising activities (e.g., bank financing, new issuance's of debt or equity securities, etc.);

      (ii) the existing holder of the SSI Representative Warrants is more likely to exercise such warrants, thereby providing capital to the Company, than are persons who are not presently warrant holders of the Company in the context of a new issuance;

      (iii) the Board believes the SSI Representative Warrants will be exercised during the extended period, and that it would provide much needed capital to the Company and increase the public float of common shares; and

      (iv) the extension of the expiration date of the SSI Representative Warrants is in the best interests of the Company and its stockholders.

      NOW THEREFORE IT IS:

      RESOLVED, by a vote of four in favor, and one opposed (Mr. Phillips), that the expiration date of the SSI Representative Warrants is hereby extended to June 30, 2002, a date which coincides with the expiration of the Company's IPO warrants;

      RESOLVED FURTHER, that the Chairman and Secretary of the Company are directed to notify Schneider Securities, Inc. of this approved extension; and

      RESOLVED FURTHER, that the officers of the Company be, and hereby are, severally authorized and directed, in the name and on behalf of the Company, to do or cause to be done such further acts and things and to negotiate, execute and deliver such further instruments, documents and agreements which, in the opinion of the officer or officers so acting, are necessary, desirable and expedient to effectuate the foregoing resolutions, such necessity, desirability or expediency to be conclusively evidenced by the taking of such actions or the negotiation, execution or delivery of such instruments, documents or agreements, and that all actions of the officers and directors of the Company taken with respect to the foregoing prior to the date of this meeting be, and hereby are, ratified, approved, adopted and confirmed.


/s/ George J. Taylor, Jr.
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George J. Taylor, Jr.
Acting Secretary

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